                                         EXHIBIT 1
                                       MASSBANK CORP.
                                    Earnings Per Share

     The following is a calculation of earnings per share for the three months and six months ended June 30, 1995 and 1994.
                                          Three Months Ended            Six Months Ended
Calculation of Primary                         June 30,                     June 30,
  Earnings Per Share                      1995          1994*        1995         1994*
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,767,811    2,836,282     2,776,176    2,879,568

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                     (52,800)     (62,979)      (52,800)     (62,979)

Shares assumed to be repurchased
  under treasury stock method
  of stock options                         74,229       82,469        69,828       83,775
                                          _______      _______       _______      _______

Total Shares                            2,789,240    2,855,772     2,793,204    2,900,364
                                       __________   __________     _________    _________

Net Income                             $2,169,000   $2,094,000    $4,295,000   $3,879,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.78   $     0.73    $     1.54   $     1.34
                                       __________   __________    __________   __________

                                          Three Months Ended            Six Months Ended
Calculation of Fully Diluted                   June 30,                     June 30,
  Earnings Per Share                      1995          1994*        1995         1994*
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,767,811    2,836,282     2,776,176    2,879,568

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                    (52,800)      (62,979)      (52,800)     (62,979)

Shares assumed to be repurchased
  under treasury stock method
  of stock options                        78,660        94,325        72,376       90,062
                                        ________       _______       _______      _______

Total Shares                            2,793,671    2,867,628     2,795,752    2,906,651
                                        _________    _________     _________    _________

Net Income                             $2,169,000   $2,094,000    $4,295,000   $3,879,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.78   $     0.73    $     1.54   $     1.34

* Prior year total shares outstanding and earnings per share amounts have been restated to reflect the three-for-two stock split of September, 1994 to permit comparison with the current fiscal year.
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